EXHIBIT 10.01

August 25, 2005

Jon M. Gregory
1124 S. Main Street
Northfield, VT 05663

RE:    Retirement Agreement

Dear Jon:

This letter sets forth the terms of your continued employment and retirement agreement with Rock of Ages. You have indicated your intention to retire from your position as President/COO of the Quarry Division of Rock of Ages Corporation on March 31, 2006 (the "Retirement Date"). This agreement formalizes the terms pursuant to which you will retire.

1.	Regular Salary. Your regular base salary (equal to your 2005 base salary of $420,004, less the $100,000 deferral made in 2005 pursuant to the Rock of Ages Corporation Key Employees Salary Deferral Plan ("Salary Deferral Plan")) shall continue to be paid through December 31, 2005 in monthly installments of $26,667, less applicable withholdings. Regular salary payments for the period from January 1, 2006 to the Retirement Date shall be made in accordance with the provisions of section 2 below.

2.	2006 Salary Deferral. You will elect to defer $100,000 of salary to be paid in 2006 pursuant to the Salary Deferral Plan by submitting the attached salary deferral election form. Since your total 2006 gross compensation up to the Retirement Date will be $105,000, that leaves $5,000 in regular base salary to be paid in 2006, which will be paid in monthly installments less applicable withholdings.

3.	Defined Benefit and Salary Deferral Plan Elections. On or before the Retirement Date, the Company will provide you with election forms to receive post-retirement benefits under the applicable Company sponsored plans, including, but not limited to, the Rock of Ages Corporation Salaried Employees Retirement Plan and the Salary Deferral Plan. Distributions shall be made in accordance with your elections and the terms of the applicable plan(s).

4.	Retirement Bonus. The Company will pay you a retirement bonus in view of your 30 years of service and your superior performance over those year of $60,000, payable in one lump sum on January 16, 2006. The bonus will be paid less applicable withholdings.

5.	Health Care. The Company shall provide post-retirement health care insurance coverage to you and your spouse, in accordance with our current policy. That policy provides for health care coverage (as the same may be in effect from time to time) for you and your spouse until each of you reaches age 65, provided that health care coverage for your spouse shall terminate when you have reached (or would have reached) age 68, regardless of whether she has reached age 65.

6.	Life Insurance. The Company shall continue your life insurance coverage under its retiree life insurance coverage program, with a maximum benefit of $60,000 in accordance with the terms of that program.

7.	Salary Continuation Payments. The Company shall pay you the salary continuation payments upon your retirement in accordance with the terms of the First Amendment and Restatement of Rock of Ages Corporation Salary Continuation Agreement dated December 31, 1992.

8.	Continued Employment. You agree to continue to fulfill your duties as President/COO of the Quarry Division until the Retirement Date, including facilitating the succession of Doug Goldsmith to the position of President/COO of the Quarry Division at the Retirement Date.

9.	Company Car. The Company shall assure that ownership of your Audi A6 automobile will be transferred to you without payment in a manner that is most cost efficient to the Company. We will work out the details on how this will be accomplished on or before the Retirement Date.

10.	Company Computer. You shall be entitled to keep your laptop computer and the existing operating and application software after the Company has removed all Company-related material from it.

11.	Survival of Company's Obligations. The Company agrees that it's obligations to pay salary, bonus, and the other benefits provided herein shall continue and shall not be extinguished in the event of your disability or death, unless those benefits expire under the terms of the applicable agreements, plans or programs pursuant to which they are offered.

12.	Noncompetition, etc. In consideration for the payments and benefits described above, you agree as follows:

(a)	You acknowledge that during your employment, you have become fully familiar with all aspects of the Company's businesses, and have obtained access to confidential and proprietary information relating to such businesses. You understand, agree and covenant that such information is valuable and that you have no property interest in it. Therefore, you covenant and agree that you will not use, disclose, communicate or divulge such information to any third party and will keep and hold such information in confidence.

(b)	During the period of your non-competition covenant set forth in this Paragraph 12(c) hereof, you agree not to, on your own behalf or on behalf of any other person, corporation, firm or entity, directly or indirectly, solicit or induce any client, customer, employee or sales representative of Company to stop doing business with or to leave the Company for any reason whatsoever or to hire any of the Company's employees.

(c)	You and the Company agree that the Company is currently engaged in the business of quarrying and selling dimension granite, and manufacturing, lettering, setting, marketing and selling at need and pre-need granite, bronze and other memorials and monuments and related products and services at wholesale and at retail (herein collectively referred to as the "Restricted Business") and Company is engaged in the Restricted Business in every state of the United States and worldwide as of the date of this agreement and that you have been employed by the Company to help expand and grow the Restricted Business. Accordingly, as a material and essential inducement to Company to enter into this agreement, make the payments provided for herein, and in consideration of Company's agreements with you under this agreement, you agree that during the period that you are receiving any benefits or payments from the Company you will not, directly or indirectly, in any manner whatsoever:

(i)	compete with Company, its successors and assigns in the Restricted Business;

(ii)	engage in the Restricted Business in the Restricted Territory;

(iii)	have any ownership interest in (other than the ownership of less than five percent (5%) of the ownership interests of a company whose stock or other ownership interests are publicly or privately traded) any business entity which engages, directly or indirectly, in the Restricted Business;

(iv)	contract, subcontract, work for, solicit work from, solicit Company employees for, or solicit customers for, advise or become affiliated with, any business entity which engages in the Restricted Business; or

(v)	lend money or provide anything of value to any entity which engages in the Restricted Business.

    The term "compete" as used in this Paragraph means engage in competition, directly or indirectly, either as an employee, officer, director, owner, agent, member, consultant, independent contractor, partner, sole proprietor, stockholder, or any other ownership form or other capacity.

    While the restrictions as set forth herein are considered by the parties hereto to be reasonable in all circumstances, it is recognized that any one or more of such restrictions might fail for unforeseen reasons. Accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as unreasonable in all circumstances for the protection of Company and its interests, but would be valid if part of the wording thereof were deleted, the period thereof reduced, or the range of activities or area dealt with reduced in scope, such restrictions shall apply with the minimum modification as may be necessary to make them valid and effective, while still affording to Company the maximum amount of protection contemplated thereby.

    You represent that you have carefully reviewed the restrictive covenants set forth in this Paragraph and have determined that these covenants will not impose undue hardship, financial or otherwise, on you; and will not impose a hardship on you; that they protect Company's legitimate interests in its goodwill of its Restricted Business; and that your not being able to compete in the Restricted Business for the duration of your covenants will not be injurious to the public interest.

You agree that your breach of your covenants in this Paragraph will cause irreparable harm to Company.

13.	Headings. The descriptive headings of the several sections of this agreement are inserted for convenience of reference only and shall not control or affect the meanings or construction of any of the provisions hereof.

14.	Severability and Violation of Laws. If any provision of this agreement shall be held invalid or unenforceable according to the law, such provisions shall be modified to the extent necessary to bring it within the legal requirements. Any such invalidity or unenforceability shall not affect the remaining provisions of this agreement, and such remaining provisions shall continue in full force and effect.

15.	Complete and Entire Agreement. This agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and warranties of the parties as to the subject matter hereof.

16.	Amendments. This agreement may be amended, or any provision of this agreement may be waived, provided that any such amendment or waiver will be binding on the parties only if such amendment or waiver is set forth in a writing executed by all parties hereto.

Rock of Ages is grateful for your years of service and loyalty. We appreciate the contributions that you have made to make Rock of Ages the great company that it is today. If the foregoing is acceptable, kindly sign in the space provided below.

Sincerely yours,
ROCK OF AGES CORPORATION

By:/s/Kurt M. Swenson Kurt M. Swenson, Chairman and CEO

 ACCEPTED:

/s/ Jon M. Gregory
Jon M. Gregory

Dated: August 25, 2005